UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2013

ValueClick, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30135	77-0495335
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

30699 Russell Ranch Road, Suite 250, Westlake Village, California		91362
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		818-575-4500
Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

The Board of Directors (the "Board") of ValueClick, Inc. ("ValueClick" or the "Company") appointed Brian A. Smith to the Company's Board effective August 1, 2013. Mr. Smith will join the Board as an independent director. The addition of Mr. Smith increases ValueClick's Board to eight members, six of whom will be independent directors. The Company has not yet determined which committees of the Board, if any, that Mr. Smith will join.

Mr. Smith has held several roles with Bluestem Brands, Inc. since 2002, including president, chief executive officer and, most recently, executive chairman of the board. Bluestem Brands is a direct marketer and top 100 internet retailer that owns the Fingerhut, Gettington.com and PayCheck Direct brands. Mr. Smith also currently serves on the board of directors of Boundary Waters Brands/Joia Natural Sodas, and was previously a member of the board of directors for iPay Technologies, LLC., an online bill payment company, from 2007 to 2010. Mr. Smith has a B.A. from St. Olaf College and an M.B.A. from the University of Minnesota.

Mr. Smith will receive cash compensation in accordance with the Company's independent director compensation policies as described in the Company's 2013 Proxy Statement and was granted 10,000 shares of the Company's restricted stock, which vest over a four year period. Additionally, Mr. Smith will also enter into the Company's standard indemnification agreement made available to all of the Company's directors and executive officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ValueClick, Inc.

August 6, 2013	By:	/s/ John Pitstick

Name: John Pitstick
Title: Chief Financial Officer